EXHIBIT 11
                       CHASE PREFERRED CAPITAL CORPORATION
                       Computation of net income per share
                       -----------------------------------


Net income for basic earnings per share is computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of common shares outstanding during the period.

                                              For the Year   Inception (9/18/96)
(in thousands, except per share amount):     Ended 12/31/97   through 12/31/96
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Earnings:

Net income                                      $ 79,779        $ 22,085
Less:  preferred stock dividend requirements      44,550          12,746
                                                --------        --------

Net income applicable to common stock           $ 35,229        $  9,339
                                                ========        ========

Shares:

Average common shares outstanding                572,500         572,500
Net income per share:                           $  61.54        $  16.31
                                                ========        ========
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